Exhibit 99

(1):  Leeward Capital, L.P., a California limited partnership ("Leeward Capital"), is the direct  beneficial owner of the number of shares of the Issuer's common stock shown in Column 2 of Table I.  Leeward Investments, LLC,  a California limited liability company ("Leeward Investments" and, together with Leeward Capital, the "Leeward Parties"), is the general partner of Leeward Capital. Kent M. Rowett ("Mr. Rowett") is the Manager of Leeward Investments.   The business address of Leeward Investments and Mr. Rowett is the same as shown in Box 1 for Leeward Capital. Leeward Capital, Leeward Investments and Mr. Rowett  (collectively, the "Reporting Persons")  report their beneficial ownership of the shares of the Issuer's common stock directly owned by Leeward Capital as a group for purposes of Rule 13d5-b(i) promulgated under the Securities Exchange Act of 1934, as amended ("Rule 13d-5(b)(1)").  Accordingly, Leeward Investments and Mr. Rowett may be deemed to beneficially own indirectly those shares reported as directly owned by Leeward Capital in Column 3 of Table I.  Mr. Rowett is signing this Form on behalf of Leeward Capital in his capacity as Manager of its general partner Leeward Investments, on behalf of Leeward Investments as its Manager and individually by reason of his capacity as Manager of Leeward Investments.

(2):  The shares reported in Column 2 of Table I (the "Leeward Shares") constitute approximately 7.5% of the outstanding shares of the Issuer's common stock. However, by reason of the Acquisition Support Agreement dated as of February 18, 2011 (the "Support Agreement") by and among Stapleton Acquisition Company, a Delaware corporation ("SAC"), and the Leeward Parties, which the Reporting Persons have reported in a Schedule 13D/A dated February 18, 2011 (the "Leeward Schedule 13D/A"), the Reporting Persons may be deemed to constitute a group for purposes of Rule 13d-5(b)(1) with SAC and certain related parties (collectively with SAC, the "Stapleton Parties"), who have reported on a Schedule 13D/A dated February 18, 2011 (the "Stapleton 13D/A") that they beneficially own as a group approximately 56.9% of the outstanding shares of the Issuer's common stock, which reported  percentage includes the Leeward Shares because (according to the Stapleton 13D/A) certain of the Stapleton Parties may be deemed to beneficially own  the Leeward Shares by reason of the Support Agreement. The Reporting Persons disclaim beneficial ownership of any of the shares of the Issuer's common stock beneficially owned by the Stapleton Parties other than the Leeward Shares.